EXHIBIT 99.1

VaxGen Raises $79M Through Sale of Interest in Overseas Biopharmaceutical Manufacturing Facility;

Expects to Raise Additional $50M by December

Brisbane, Calif. – June 29, 2006 – VaxGen, Inc. (Pink Sheets: VXGN.PK) announced today that it has realized gross proceeds of approximately $79.0 million through the sale of a portion of its common shares in Celltrion, Inc. VaxGen also granted the purchasers an exclusive option to acquire the remainder of its Celltrion shares by December 31, 2006.

If the option is exercised, and based on today’s currency exchange rate, VaxGen expects to raise approximately $50.3 million in additional gross proceeds by December. The company believes that the proceeds from the current sale and the exercise of the option plus its existing cash would provide sufficient capital to fund its operations through 2007. However, this estimate may vary depending on VaxGen’s existing and potential future product development initiatives and the date by which the company begins to deliver its anthrax vaccine candidate to the U.S. government and thereby generate product revenue and net income.

“This transaction provides substantial working capital to VaxGen without dilution to our shareholders,” said Lance K. Gordon, Ph.D., VaxGen’s President and Chief Executive Officer. “We believe that Celltrion has a bright future as one of the world’s emerging leaders in its field, but we concluded that selling our shares represented the best means for VaxGen to ensure that it has the operating capital to reach its core objectives.”

The shares were purchased by three related entities – Nexol Co., Ltd., Nexol Biotech Co., Ltd., and Nexol Venture Capital Co., Ltd. – which together represent Celltrion’s largest shareholder.

Lazard acted as the exclusive financial adviser to VaxGen on this transaction.

VaxGen will hold a conference call today at noon, EDT, to discuss how the company intends to use the proceeds from this sale.

Participant Dial In (Pass Code Not Required):

Domestic: (800) 374-0113

International: (706) 758-9607

Replay Dial In and Pass Code:

Domestic: (800) 642-1687

International: (706) 645-9291

Pass code: 2356867

About VaxGen

VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases, including anthrax and smallpox. VaxGen has been awarded an $877.5 million contract by the U.S. Department of Health and Human Services to provide 75 million doses of a modern anthrax vaccine for civilian biodefense. Based in Brisbane, Calif., VaxGen operates a wholly owned manufacturing facility in California and owns a minority interest in Celltrion, Inc., a company in the Republic of Korea established to provide contract manufacturing to the global pharmaceutical industry. For more information, please visit the company’s web site at www.vaxgen.com.

Note: This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the use of proceeds from the sale of Celltrion shares and the possible exercise of the option to purchase the remainder of VaxGen’s Celltrion shares. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 8.01 of the company’s Current Report on Form 8-K filed by VaxGen on February 16, 2006 under the heading “Risk Factors” for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contacts:

Lance Ignon

Vice President, Corporate Affairs

(650) 624-1016

Kesinee Yip

Associate Director, Corporate Affairs

(650) 624-2304